UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SPX Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

SPX Corporation (“we,” “our,” or “us”) plans to send the following communication to certain of our stockholders.

The below information is provided in response to questions raised by a proxy advisory firm regarding (1) our pay for performance linkage, including the rationale behind setting our bonus metric tied to cash and (2) our investor outreach program,  We believe the below information may be helpful as you consider whether or not to support our “Say on Pay” proposal.

2014 Performance

2014 was a milestone year for our company. Our primary areas of focus were to improve operationally and to return capital to stockholders.  We believe we were successful in both areas.  Operationally, we transitioned into our new organizational alignment, structured around end-markets, designed to improve our operating efficiency and enhance our customer focus by more closely aligning our organizational resources with customer needs. Strategically, we executed a number of actions, culminating with the announcement of our plan to spin-off our Flow business and separate SPX into two standalone public companies.

We also executed a number of restructuring actions aimed at reducing our cost structure and improving our ability to serve our customers. These actions, along with ongoing lean and supply chain initiatives, contributed to improved operating performance at many of our businesses last year. As a result, despite a $54 million year-over-year reduction to segment income related to the large power projects in South Africa, our consolidated 2014 segment income increased 2% to $522 million and the operating margin used for our bonus calculation increased 94 basis points, to 8.74%.

From a capital allocation perspective we increased our dividend by 50% to $1.50, paid down debt, and repurchased approximately 11% of our outstanding shares.

Bonus and Performance

Our bonuses are meant to drive operational improvement.  As described in the proxy statement, we require year-over-year improvement in Bonus Operating Margin for the target bonus to be paid.  The Target Bonus Free Cash Flow metric is designed to encourage conversion of paper profits to actual cash, and as a result, this metric is always tied to the Bonus Operating Margin.  Previous cash flow performance is irrelevant because, absent unusual factors such as a sale of assets,  a company cannot typically generate cash in excess of its operating margin.

As a result of our 2014 operational performance, bonuses paid out at 194% of target.  Historically, bonus payouts have tracked our performance closely, and in years with lower performance levels we have paid out bonuses at lower levels.  In two of our last five years, bonuses were paid at 50% or less of target, and in one year no corporate-level bonuses were paid.

Total Shareholder Return and Forfeiture

Our stock price underperformed for the year.  From December 31, 2013 through September 8, 2014, our total shareholder return (TSR) was generally in-line with the S&P 500 Index. However, for the balance of the year, our TSR declined 18%, underperforming the S&P 500. For the full year our TSR declined 12%.   While many factors influence the value of our stock price, we believe two notable factors contributed disproportionately to the decline in our stock price during the latter part of 2014:

1.                                      Our largest stockholder announced the liquidation of its portfolio and liquidation of its fund. In conjunction with this action, it sold approximately 2 million shares of our stock, or nearly 5% of our outstanding share base, in the period from October 29, 2014 to November 25, 2014.

2.                                      In 2014, 18% of our revenue was generated from sales directly related to oil related applications.  As such, we believe the sharp decline in oil prices during the second half of 2014 and the uncertain impact of lower oil prices and timing of recovery had a significant impact on the valuation of our company, resulting in a lower stock price and a lower relative TSR performance as compared to broader indices and as compared to companies with less or no direct exposure to the oil industry.

As a result of our stock price performance, NEOs forfeited one tranche of stock worth, in the case of our CEO, about $1.6 million, reflecting our disciplined approach to compensation.  We performed well operationally and NEOs were rewarded for that performance.  We did not perform as well as we would have hoped from a stock price perspective, and NEO compensation suffered as a result.

Stockholder Outreach

As we have told our investors in our one-on-one communications, we highly value their input.  In the summer of 2014, we reached out to investors holding approximately half our outstanding shares, continuing conversations we have held over recent years.  We were able to speak with 60% of these investors, including our then-largest investor. In response to these conversations, we proposed that the stockholders approve the equity incentive plan eliminating our single trigger change of control provision and effecting a one-year vesting requirement on all new equity grants.

We believe these changes are responsive to our conversations with investors, in 2014 and in prior years.  As stated above, our investor outreach has been significant, and has led to very significant changes in our compensation structure in recent years, including the list of changes set forth on page 24 of our proxy statement.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS